Exhibit 10.1

TO:	David E. Levitan

FROM:	David A. Woodle, CEO

DATE:	February 12, 2007

This will confirm the agreement that we offered to you today concerning your separation from employment with C-COR Incorporated (the “Company”). Your last day of employment will be February 20, 2007 and your regular salary and benefits will end at that time, except as described below. You will be paid for any accrued and unused PTO time through your last day of employment and you will be reimbursed for your reasonable and customary business expenses through that date.

If you were granted Company stock options under the 1988 Stock Option Plan or the 1998 Incentive Plan, or received options from a company acquired by the Company whose options may still be exercised, please review the documentation you received while an active employee concerning the options. The vesting and exercise restrictions vary depending upon the plan from which the options were issued. Please be aware that some options may only be exercisable prior to your separation date (or, in some cases, for a limited period of time thereafter), so you may need to act quickly. You should consult with your tax advisor regarding the choices available and the tax consequences thereof.

To aid you in your search for a new position and to provide you with assistance in your transition to new employment, the Company is offering you the following separation package.

1. The Company will pay you 26 weeks of severance pay at 100% of your current base salary, (for total of $ 109,000, minus appropriate withholdings and deductions),

without regard to whether you obtain another position with a new employer. These payments will be made on or about the regular pay dates recognized by the Company, with payments to begin after the effective date of the General Release Agreement described below. These payments, however, will end if you should be re-employed by the Company or its affiliates.

2. If you currently are covered by medical, dental or vision benefits, those will continue through your last day of employment. Beginning February 21, 2007, you may continue the medical, dental and/or vision benefits that you elected in the last open enrollment under COBRA for up to eighteen months and you will receive a separate notice concerning your right to do so even if you do not accept this offer. As part of this offer, if you do elect to continue your medical, dental and/or vision benefits under COBRA, the Company will pay the full monthly cost of those benefits for six (6) months, or until you become covered under a comparable benefit plan provided to you in connection with any new employment you obtain, which ever is earlier. Your participation in the Company’s other benefit plans, including without limitation, the Company’s 401(k) plan and life insurance plan, however, will terminate today.

3. If you are currently eligible for the Profit Incentive Plan (“PIP”) and should the Board of Directors of the Company following the end of the fiscal year in which your employment terminates approve a PIP payment, you will receive a pro-rated PIP payment based upon the amount of time you were actively employed by the Company during the measurement period. Payment will be in the form of a lump sum, subject to appropriate withholdings and deductions, and will be paid in alignment with the timing of payments for active employees.

4. If you apply for unemployment compensation benefits, when contacted by the Unemployment Compensation Authorities, the Company will not contest such a request for benefits.

5. You will be provided with professional outplacement services through Drake Beam Morin, for a period of up to 3 months which will be arranged for and paid for by the Company. You will have 6 months from your separation date to begin using these services.

In exchange for this special separation package, you will be required to do the following:

(a) You will cooperate with any transition of your duties requested, including, without limitation, making yourself available to meet or speak with a designated manager of the Company for a reasonable amount of time concerning the status of various projects and the location of any files and other documents.

(b) You will sign the General Release Agreement attached as Exhibit A. By doing so, you are releasing, any claim you might have against the Company and its affiliates and each of their directors, officers, employees, employee benefit plans and related parties (including, without limitation, any and all claims under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act and state and local discrimination laws), except for claims based on the enforcement or validity of this agreement being offered to you, for unemployment compensation benefits or for any accrued benefits under an employee benefit plan of the Company.

(c) If you elect to continue your medical, dental and/or vision benefits under COBRA, you will notify me in writing within one week if you obtain a new position that provides health, dental and/or vision benefits to you.

(d) You will not engage in any activities or make any statements that may disparage or reflect negatively on the Company or its affiliates or any of their directors, officers or employees.

(e) You will keep the terms and conditions of this separation offer and any subsequent separation agreement and all matters concerning or relating to them confidential, except the fact of your termination from employment and except that you may reveal the terms and conditions of this separation offer and any subsequent separation agreement to your spouse, attorney and financial advisor, if any, so long as they first agree not to disclose them to anyone else.

(f) By no later than 2 business days from your last actual day of work, you will deliver to the Company all Company property of any kind or character, which shall include, but not be limited to, all Company identification and credit cards, any Company equipment, books, keys, journals, records, publications, price lists, customer lists, files, memoranda and documents of any kind or description, or any other Company property that may be in your possession, custody or control. You will return any computers and computer equipment in your possession at the end of this severance agreement.

(g) In addition to your existing common law obligations to do so, you agree that all confidential information (whether written, graphic, oral, committed to memory or otherwise in your possession), including, without limitation, such information regarding the operations, pricing, customers, suppliers, production methods, plans and personnel information of the Company, shall remain strictly confidential and secret so long as that information has not been published in a form generally available to the public and you will not use it or disclose it to others.

(h) You will cooperate with any reasonable request of the Company to participate in the preparation for, response to, prosecution of and/or defense of any pending, actual or threatened litigation involving the Company. The Company will reimburse you for all reasonable out-of-pocket expenses you incur as a result of such cooperation.

(i) If you breach any of your obligations set forth in this memorandum in addition to all other remedies available to the Company, you will not receive any further payments or benefits provided for in this memorandum and you will reimburse the Company all amounts paid to you under this offer (including the Company’s payment of COBRA premiums), except for your salary and reimbursed expenses through February 20, 2007 and your accrued but unused PTO time. (As required by regulations issued by the EEOC, the foregoing sentence does not apply with respect to a claim under the Age Discrimination in Employment Act). Further, you agree that any breach by you of paragraphs d), e), f) g), h) or i) will cause the Company substantial and irreparable harm for which money damages would be inadequate. Thus, if you breach your obligations set forth in paragraphs d), e), f), g), h) or i) above, the Company also shall be entitled to temporary and permanent injunctive relief to restrain any further breach of those obligations, without the necessity of proving actual damage to the Company.

Please consider this offer for up to 21 days from today (until March 5, 2007). You also should consult with your personal attorney before deciding whether to accept this offer. You must notify me of your acceptance of this offer by returning a signed and notarized copy of the attached General Release Agreement to me no later than March 5, 2007 at 5:00 p.m. If you return it before March 5, 2007, you will be voluntarily waiving your right to consider it for the entire 21 day period. In addition, you will have 7 days after you return a signed copy of the General Release Agreement to revoke it by submitting a signed revocation notice to me, if you choose to do so. Upon the expiration of that 7 day period, the General Release Agreement will become effective.

If you do not return a signed and notarized copy of the General Release Agreement by March 5, 2007 by 5:00 p.m., or if you revoke the Agreement within the 7 day revocation period, or if you do not comply with the terms of this Agreement, you will not receive the separation payments and benefits described in this memorandum.

On behalf of the Company, I thank you for your past service and I wish you well in your future endeavors.

CONFIDENTIAL

EXHIBIT A

GENERAL RELEASE AGREEMENT

I, David E. Levitan, for myself, my heirs, executors, administrators and assigns, if any, for and in consideration of the benefits described in the foregoing memorandum dated February 12, 2007 (the “Severance Offer”), and other good and valuable consideration, do hereby state that:

(1) I agree to and accept the terms of the Severance Offer.

(2) I waive, release and forever discharge C-COR Incorporated (as defined below) of and from any and all Claims (as defined below). I agree not to file a lawsuit to assert any such Claim. This release and promise not to sue covers all Claims arising up to and including the date of this Agreement, but does not cover claims relating to the validity or enforcement of this Agreement; claims for unemployment compensation; or claims for any accrued benefit under the terms of any employee benefit plan within the meaning of the Employee Retirement Income Security Act maintained by C-COR Incorporated, except that it will apply to any severance benefits that otherwise might be payable outside of this Severance Offer. Further, I agree that should any other person, organization or entity file a lawsuit to assert any such Claim, I will not seek or accept any personal relief in such lawsuit.

The following provisions further explain this general release and promise not to sue:

a. Definition of “Claims.” “Claims” includes, without limitation, all actions or demands of any kind that I now have, or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

b. The nature of Claims covered by this release and promise not to sue includes, without limitation, all actions or demands in any way based on my employment with C-COR Incorporated, the terms and conditions of such employment or my separation from employment (except as stated above in paragraph 2). More specifically, all of the following are among the types of Claims that will be barred by this release and promise not to sue (except as stated above in paragraph 2):

•	Contract Claims (whether express or implied);

•	Tort Claims, such as for defamation or emotional distress;

•	Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•

Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin or any other legally protected class;

•

Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Law, and similar state and local laws;

•	Claims under the Employee Retirement Income Security Act, the Fair Labor Standards Act, state wage payment laws and state wage and hour laws;

•	Claims for wrongful discharge; and

•	Claims for attorney’s fees, litigation expenses and/or costs.

c. Definition of “C-COR Incorporated” “C-COR Incorporated,” includes, without limitation, C-COR Incorporated, its past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts, if any. It also includes all past, present and future managers, members, principals, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the entities listed in the preceding sentence.

(3) I acknowledge that I have carefully read and I understand the provisions of this General Release Agreement and the Severance Offer, that I have had twenty-one (21) days from the date I received a copy of the General Release Agreement and the Severance Offer to consider entering into this General Release Agreement and accepting the Severance Offer, that if I sign and return this General Release Agreement before the end of the twenty-one (21) day period that I will have voluntarily waived my right to consider the Agreement for the full twenty-one (21) days and that I have executed this General Release Agreement voluntarily and with full knowledge of its significance, meaning and binding effect.

(4) I also acknowledge that C-COR Incorporated, has advised me in writing to consult with an attorney of my own choosing with regard to entering into this General Release Agreement and accepting the Severance Offer.

(5) I acknowledge that my decision to sign this General Release Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information and that I have not relied on any information except what is set forth in this General Release Agreement and the Severance Offer.

(6) I acknowledge that I may revoke this General Release Agreement within seven (7) days of my execution of this document by submitting a written notice of my revocation to Mary G. Beahm, Corporate Vice President, Human Resources. I also understand that this General Release Agreement shall not become effective or enforceable until the expiration of that 7 day period.

(7) I agree that if any provision of this General Release Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, then such provision will be modified only to the extent necessary to cure such invalidity and with a view to enforcing the parties’ intention as set forth in this Agreement to the extent permissible and the remaining provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

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IN WITNESS WHEREOF, and with the intention of being legally bound hereby, I have executed this General Release Agreement on the 12th day of February, 2007.

David E. Levitan

Sworn to and subscribed

before me this 20th day

of Feb, 2007.

Notary Public

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